Supplement dated July 24, 2006 (to prospectus supplement dated June 30, 2006 to prospectus dated June 30, 2006)

$948,479,000
(Approximate)

American Home Mortgage Investment Trust 2006-2
Issuing Entity

American Home Mortgage Servicing, Inc.
RMBS Servicer and HELOC Servicer

American Home Mortgage Acceptance, Inc.
Sponsor

American Home Mortgage Securities LLC
Depositor

American Home Mortgage Investment Trust 2006-2,
Mortgage-Backed Notes, Series 2006-2

The second paragraph from the bottom on the cover page shall be deleted in its entirety and replaced with the following:

UBS Securities LLC, Goldman, Sachs & Co., Greenwich Capital Markets, Inc. and Lehman Brothers, Inc. will offer all of the Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-M-1, Class I-M-2, Class I-M-3, Class I-M-4, Class II-A-1A, Class II-A-1B, Class II-A-1C, Class II-A-2, Class II-M-1, Class II-M-2, Class II-M-3, Class III-A-1, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5, Class III-M-1, Class III-M-2, Class IV-A, Class IV-M-1, Class IV-M-2, Class IV-M-3, Class IV-M-4, Class IV-M-5, Class IV-M-6 and Class V-A Notes to the public at varying prices to be determined at the time of sale.

The second paragraph on page S-8 shall be deleted in its entirety and replaced with the following:

The note interest rates on these classes of notes will be initially equal to the related fixed rate indicated on page S-6 subject to the related available funds rate described in this prospectus supplement. However, on and after the related step-up date as described in this prospectus supplement, the note interest rate on the Class III-A Notes (other than the Class III-A-1 Notes) will increase by 0.50% and the interest rate on the classes of mezzanine notes will increase by 0.50%, subject to the related available funds rate described in this prospectus supplement.

Any reference to “free writing prospectus” in the summary section under “Cap Contracts” and “Swap Agreement” beginning on page S-18 shall be deleted and replaced with “prospectus supplement”.

Paragraph number (7) under “Overcollateralization Provisions for Loan Group II” on page S-82 shall be deleted in its entirety and replaced with the following:

(7)
concurrently, to the Class II-A Notes, any Basis Risk Shortfall Carryforward Amount or Net WAC Shortfall Carryforward Amount for such classes, pro rata, based on the amount of Basis Risk Shortfall Carryforward Amount or Net WAC Shortfall Carryforward Amount due such classes; and then sequentially to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4 and Class II-M-5 Notes, in that order, any Basis Risk Shortfall Carryforward Amount; and

Paragraph number (8) under “Overcollateralization Provisions for Loan Group III” on page S-82 shall be deleted in its entirety and replaced with the following:

(8)
concurrently, to the Class III-A Notes, any Basis Risk Shortfall Carryforward Amount or Net WAC Shortfall Carryforward Amount for such classes, pro rata, based on the amount of Basis Risk Shortfall Carryforward Amount or Net WAC Shortfall Carryforward Amount due such classes; and then sequentially to the Class III-M-1, Class III-M-2, Class III-M-3, Class III-M-4, Class III-M-5 and Class III-M-6 Notes, in that order, any Net WAC Shortfall Carryforward Amount due to such classes; and

The first sentence of the fourth paragraph on page S-99 shall be deleted in its entirety and replaced with the following:

The Indenture does not permit the allocation of Realized Losses to the Class I-A-1, Class I-A-2, Class I-A-3, Class II-A, Class III-A or Class IV-A Notes.

The reference to “Group VI” in paragraph number (10) on page S-119 shall be deleted and replaced with “Group IV”:

The second sentence of the third paragraph on page S-160 shall be deleted in its entirety and replaced with the following:

For the following table, it was assumed that the HELOCs have been aggregated into three pools with the following characteristics:

The third to last sentence of the first paragraph under “Yield Sensitivity of the Class III-M Notes” on page S-163 shall be deleted in its entirety and replaced with the following:

The initial undivided interest in the Group III Loans evidenced by the Class III-M-1, Class III-M-2, Class III-M-3, Class III-M-4, Class III-M-5 and Class III-M-6 Notes on the Closing Date will be approximately 2.50%, 1.20%, 0.50%, 0.75%, 0.70% and 0.85%, respectively.

The first paragraph under “Legal Investment” on page S-186 shall be deleted in its entirety and replaced with the following:

The Class I-A, Class II-A, Class III-A, Class I-M-1, Class I-M-2, Class I-M-3, Class II-M-1, Class II-M-2 and Class III-M-1 Notes will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated not lower than the second highest rating category by the Rating Agency and, as such, will be legal investments for entities to the extent provided in SMMEA. SMMEA, however, provides for state limitation on the authority of these entities to invest in “mortgage related securities” provided that restrictive legislation by the state was enacted prior to October 3, 1991. Some states have enacted legislation which overrides the preemption provisions of SMMEA. The Class I-M-4, Class I-M-5, Class I-M-6, Class II-M-3, Class III-M-2, Class IV-A, Class IV-M and Class V-A Notes will not constitute “mortgage related securities” for purposes of SMMEA.

The definition of “Available Funds Rate” on page S-190 shall be deleted in its entirety and replaced with the following:

Available Funds Rate - Any of the Group I, Group II-1, Group II-2, Group II Subordinate, Group III, Group IV and Group V Available Funds Rate.

The definition of “Basis Risk Shortfall” on page S-190 shall be deleted in its entirety and replaced with the following:

Basis Risk Shortfall— With respect to any Class I-A, Class I-M, Class II-A-1, Class II-M and Class V-A Notes, on each Payment Date where clause (c) of the definition of “Note Interest Rate” is less than clauses (a) or (b) of the definition of “Note Interest Rate,” the excess, if any, of (x) the aggregate Accrued Note Interest thereon for such Payment Date calculated pursuant to the lesser of clause (a) or (b) of the definition of Note Interest Rate over (y) Accrued Note Interest thereon for such Payment Date calculated at the related Available Funds Rate. With respect to any Class III-A-1, Class IV-A and Class IV-M Notes, on each Payment Date where clause (b) of the definition of “Note Interest Rate” is less than clause (a) of the definition of “Note Interest Rate,” the excess, if any, of (x) the aggregate Accrued Note Interest thereon for such Payment Date calculated pursuant to clause (a) of the definition of Note Interest Rate over (y) Accrued Note Interest thereon for such Payment Date calculated at the related Available Funds Rate.

The definition of “Fixed Rate Note” on page S-203 shall be deleted in its entirety and replaced with the following:

Fixed Rate Note — Any Class II-A-2, Class III-A-2, Class III-A-3, Class III-A-4, Class III-A-5 or Class III-M Note.

The definition of “Net Monthly Excess Cashflow” on page S-208 shall be deleted in its entirety and replaced with the following:

Net Monthly Excess Cashflow — With respect to Loan Group I for any Payment Date, the sum of (a) the excess of (i) the related Available Funds for such Payment Date over (ii) the sum for such Payment Date of (X) the aggregate amount of Accrued Note Interest on the Class I-A Notes and Class I-M Notes, and with respect to the Class I-A Notes only, the related Unpaid Interest Shortfall and (Y) the aggregate related Principal Remittance Amount used to make payments in respect of principal to these Notes and (b) the related Overcollateralization Release Amount. With respect to Loan Group II, for any Payment Date, the sum of (a) the excess of (i) the related Available Funds for such Payment Date over (ii) the sum for such Payment Date of (X) the aggregate amount of Accrued Note Interest on the Class II-A Notes and Class II-M Notes, and in the case of the Class II-A Notes only, the related Unpaid Interest Shortfall and (Y) the aggregate related Principal Remittance Amount used to make payments in respect of principal to these Notes and (b) the related Overcollateralization Release Amount. With respect to Loan Group III, for any Payment Date, the sum of (a) the excess of (i) the related Available Funds for such Payment Date over (ii) the sum for such Payment Date of (X) the aggregate amount of Accrued Note Interest on the Class III-A Notes and Class III-M Notes, and in the case of the Class III-A Notes only, the related Unpaid Interest Shortfall and (Y) the aggregate related Principal Remittance Amount used to make payments in respect of principal to these Notes and (b) the related Overcollateralization Release Amount. With respect to Loan Group IV, for any Payment Date, the sum of (a) the excess of (i) the related Available Funds for such Payment Date over (ii) the sum for such Payment Date of (X) the aggregate amount of Accrued Note Interest on the Class IV-A Notes and Class IV-M Notes, and with respect to the Class IV-A Notes only, the related Unpaid Interest Shortfall and (Y) the aggregate Principal Remittance Amount used to make payments in respect of principal to these Notes and (b) the related Overcollateralization Release Amount. In addition, the Net Monthly Excess Cashflow for any Payment Date (x) will be reduced to the extent of any amounts from the related Cap Contracts or Interest Rate Swap Agreement decrease the related Available Funds necessary to cover Accrued Note Interest or Unpaid Interest Shortfalls on the related Notes, or (y) increased to the extent of any amounts from the related Cap Contracts or Interest Rate Swap Agreement are not used to cover related Accrued Note Interest, Unpaid Interest Shortfalls, Basis Risk Shortfall Carryforward Amount or Net WAC Shortfall Carryforward Amounts, in each case to the extent described under “Description of the Notes - The Cap Contracts and Interest Rate Swap Agreement - Payments from the Cap Contracts and the Interest Rate Swap Agreement” in this prospectus supplement.

The definition of Net WAC Shortfall Carryforward Amount on page S-209 shall be deleted in its entirety and replaced with the following:

Net WAC Shortfall Carryforward Amount — With respect to the Fixed Rate Notes, other than the Class II-A-2 Notes, for any Payment Date, the sum of (i) if on such Payment Date the Note Interest Rate for the related Notes is based on the related Available Funds Rate, the excess, if any, of (a) the Accrued Note Interest that would have been payable had the Note Interest Rate for the related Notes been calculated at the related fixed Note Interest Rate, over (b) interest calculated at the related Available Funds Rate and (ii) any related Net WAC Shortfall Carryforward Amounts remaining unpaid from prior Payment Dates with interest thereon at the related Note Interest Rate for such Payment Date to the extent previously unreimbursed by related Net Monthly Excess Cashflow, and by the related Cap Contracts. With respect to the Class II-A-2 Notes, for any Payment Date prior to the related Note Rate Change Date, the excess, if any, of (a) the Accrued Note Interest that would have been payable had the Note Interest Rate for the related Notes been calculated at the related fixed Note Interest Rate, over (b) interest calculated at the related Available Funds Rate and (ii) any related Net WAC Shortfall Carryforward Amounts remaining unpaid from prior Payment Dates with interest thereon at the related Note Interest Rate for such Payment Date to the extent previously unreimbursed by related Net Monthly Excess Cashflow, and by the related Cap Contracts. With respect to the Class II-A-2 Notes, for any Payment Date on or after the related Note Rate Change Date, the excess, if any of (a) Accrued Note Interest that would have been payable had the Note Interest Rate for the related Notes been calculated at the lesser of (x) the related LIBOR-based rate or (y) the related Maximum Note Interest Rate, over (b) interest calculated at the Available Funds Rate and (ii) any related Net WAC Shortfall Carryforward Amounts remaining unpaid from prior Payment Dates with interest thereon at the Note Interest Rate for such Payment Date to the extent previously unreimbursed by related Net Monthly Excess Cashflow and by the related Cap Contracts.

The third paragraph in the definition of “Overcollateralization Target Amount” on page S-212 shall be deleted in its entirety and replaced with the following:

With respect to Loan Group III, and any Payment Date (1) prior to the related Step-Down Date, 1.00% of the Group III Cut-off Date Balance or (2) on or after the related Step-Down Date, an amount equal to the greater of (a) 2.00% of the aggregate Stated Principal Balance of the Group III Loans and (b) 0.35% of the Group III Cut-off Date Balance; provided, however, that on or after the related Step-down Date, if a related Trigger Event is in effect, the Overcollateralization Target Amount with respect to the Group III Loans will be the same as on the prior Payment Date.

Paragraphs (a) and (b) in the definition of “Trigger Event” and under the section relating to Loan Group IV Trigger Events on page S-219 shall be deleted in their entirety and replaced with the following:

(a)
the percentage obtained by dividing (x) the aggregate stated principal balance of the Group IV Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, all REO property and each Group IV Loan in bankruptcy) by (y) the aggregate stated principal balance of the Group IV Loans, in each case, as of the last day of the previous calendar month, equals or exceeds 15% of the prior period's Credit Enhancement Percentage for the Class IV-A Notes; or

(b)
the aggregate amount of Realized Losses (as defined herein) on the Group IV Loans incurred since the Cut-off Date through the last day of the related Due Period divided by the Cut-off Date Balance, exceeds the approximate applicable percentages set forth below with respect to such Payment Date:

UBS Investment Bank

Goldman, Sachs & Co.	RBS Greenwich Capital	Lehman Brothers Inc.